Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of November 16, 2006,

Among

DOCTOR ACQUISITION HOLDING CO.,

DOCTOR ACQUISITION CO.

and

THE READER’S DIGEST ASSOCIATION, INC.

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TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

EXHIBIT A – Surviving Corporation Articles of Incorporation

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INDEX OF DEFINED TERMS

Defined Term	Location
“Affiliate”	9.03(a)
“Alternative Equity Financing”	6.03
“Antitrust Laws”	3.05(b)
“Appraisal Shares”	2.01(d)
“Bonus Plans”	6.05(c)
“Bridge Date”	6.03(a)
“Cashout Fair Market Value”	6.04(a)(i)
“Certificate of Merger”	1.03
“Certificates”	2.02(b)
“Closing”	1.02
“Closing Date”	1.02
“Code”	3.09(h)
“Commitment Letters”	4.07(b)
“Commonly Controlled Entity”	3.11(c)
“Company”	Preamble
“Company 401(k) Plan	6.04(f)
“Company Benefit Agreements”	3.08(b)(vii)
“Company Benefit Plans”	3.08(b)(vii)
“Company Board”	3.04(b)
“Company By-laws	3.01
“Company Capital Stock”	3.03(a)
“Company Charter”	3.01
“Company Common Stock”	Recitals
“Company Deferred Share”	6.04(f)
“Company Disclosure Letter”	Article III
“Company Multiemployer Pension Plan”	3.11(c)
“Company Intellectual Property”	3.17(i)(2)
“Company First Preferred Stock”	3.03(a)
“Company Material Adverse Effect”	9.03(b)
“Company Pension Plan”	3.08(b)(vii)
“Company Performance Unit”	6.04(f)
“Company Preference Stock”	3.03(a)
“Company Preferred Stock”	3.03(a)
“Company Restricted Share”	6.04(f)
“Company Restricted Stock Unit”	6.04(f)
“Company SAR”	6.04(f)
“Company SAR Merger Consideration”	6.04(f)
“Company SEC Documents”	3.06(b)
“Company Second Preferred Stock”	3.03(a)
“Company Stock-Based Awards”	3.03(a)
“Company Stock Option”	6.04(f)
“Company Stock Plans”	6.04(f)

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Defined Term	Location
“Company Stockholder Approval”	3.04(c)
“Company Stockholders Meeting”	6.01(b)
“Company Stock Unit”	6.04
“Company Subsidiary”	9.03(c)
“Company Takeover Proposal”	5.02(e)
“Company Third Subordinated Preferred Stock”	3.03(a)
“Confidentiality Agreement”	5.01(d)
“Consent”	3.05(b)
“Constituent Documents”	6.06(a)
“Contract”	3.05(a)
“Damages Contribution Agreement”	6.07(d)
“D&O”	3.08(b)(iii)
“Debt Commitment Letters”	4.07(a)
“Debt Financing”	4.07(a)
“DGCL”	1.01
“Director Deferred Shares”	6.04(a)(vi)
“Disqualified Individual”	3.11(e)
“Effective Time”	1.03
“Employee”	3.08(b)(vii)
“Environmental Claim”	3.16(h)(1)
“Environmental Laws”	3.16(h)(2)
“Environmental Permits”	3.16(b)
“Equity Commitment Letters”	4.07(b)
“Equity Financing”	4.07(b)
“Equity Investors”	4.07(b)
“ERISA”	3.08(b)(vii)
“ESPPs”	6.04(f)
“Exchange Act”	3.03(b)
“Exchange Fund”	2.02(a)
“Fee Letter”	6.03(a)
“Filed Company SEC Documents”	3.06(c)
“Financing”	4.07(b)
“Flex Provisions”	6.03(a)
“GAAP”	3.06(b)
“Goldman”	3.18
“Governmental Entity”	3.05(b)
“Hazardous Materials”	3.16(h)(3)
“HSR Act”	3.05(b)
“Indenture”	6.13(a)
“Intellectual Property”	3.17(i)(1)
“Judgment”	3.05(a)
“Knowledge”	9.03(d)
“Law”	3.05(a)
“Lenders”	4.07(a)

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Defined Term	Location
“Liens”	3.02(a)
“Loss Payor”	6.07(d)
“Loss Payor Affiliates”	6.07(d)
“Material Company Benefit Agreement”	3.08(b)(vii)
“Material Company Benefit Plan”	3.08(b)(vii)
“Material Company Pension Plan”	3.08(b)(vii)
“Material Company Subsidiary”	9.03(e)
“Material Non-U.S. Benefit Plans”	3.11(i)
“Maximum Premium”	6.06(b)
“Merger”	Recitals
“Merger Consideration”	2.01(c)(1)
“New Plans”	6.05(b)
“Noteholders”	6.13(c)
“Notes”	6.13(a)
“Notes Consents”	6.13(a)
“Notes Offer to Purchase”	6.13(a)
“Notes Tender Offer”	6.13(a)
“Notes Tender Offer Documents”	6.13(c)
“NYSE”	6.04(a)
“Old Plans”	6.05(b)
“Option Merger Consideration”	6.04(a)(i)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Parent Expenses”	6.07(c)
“Parent Material Adverse Effect”	9.03(f)
“Participant”	3.08(b)(vii)
“Paying Agent”	2.02(a)
“Permits”	3.13
“Person”	9.03(g)
“Proxy Statement”	3.05(b)
“Release”	3.16(h)(4)
“Representatives”	5.02(a)
“SAYE”	6.04
“SAYE Option”	6.04
“SOX”	3.06(d)
“SEC”	3.06(b)
“Section 262”	2.01(d)
“Securities Act”	3.06(b)
“Severance Plans”	6.05(d)
“Sub”	Preamble
“Subsidiary”	9.03(h)
“Superior Company Proposal”	5.02(e)
“Supplemental Indenture”	6.13(d)
“Surviving Corporation”	1.01

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Defined Term	Location
“Tax Return”	3.09(a)
“Taxes”	3.09(a)
“Taxing Authority”	3.09(a)
“TIA”	6.13(b)
“Transactions”	1.01
“Transfer Taxes”	6.09(a)
“U.K. SIP”	6.04(f)
“U.K. SIP Shares”	6.04(f)
“Voting Company Debt”	3.03(a)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of November 16, 2006, among DOCTOR ACQUISITION HOLDING CO., a Delaware corporation (“Parent”), DOCTOR ACQUISITION CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

B. The respective Boards of Directors of Sub and the Company have approved and declared the advisability of this Agreement and the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive $17.00 in cash, and Parent, as the sole stockholder of Sub, will adopt this Agreement as soon as reasonably practicable following its execution; and

C. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

I. The Merger

1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect wholly owned Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties will execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement (including the Financing) are referred to herein as the “Transactions”.

1.02. Closing. The closing (the “Closing”) of the Merger will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.03. Effective Time. Prior to the Closing, Parent will prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation will file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such subsequent time as Parent and the Company may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04. Effects. The Merger will have the effects set forth in Section 259 of the DGCL.

1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, will become the By-laws of the Surviving Corporation at the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

1.06. Directors. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07. Officers. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

II. Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock (including Company Restricted Shares as provided in Section 6.04(a)(v)) will be converted into the right to receive $17.00 in cash (the “Merger Consideration”).

(2) As of the Effective Time, all such shares of Company Common Stock and all Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided with respect to unpaid dividends and other distributions in Section 2.02(c) and, in the case of Appraisal Shares, subject to Section 2.01(d).

(3) Each issued and outstanding share of Company First Preferred Stock will remain issued and outstanding as one share of first preferred stock, par value $1.00 per share, of the Surviving Corporation. Each issued and outstanding share of Company Second Preferred Stock will remain outstanding as one share of second preferred stock, par value $1.00 per share, of the Surviving Corporation. Each issued and outstanding share of Company Third Subordinated Preferred Stock will remain outstanding as one share of third subordinated preferred stock, par value $1.00 per share, of the Surviving Corporation.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies with, Section 262 of the DGCL (“Section 262”) will not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares will be entitled to the rights provided for under Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then such holder’s Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c) and unpaid dividends and other distributions as provided in Section 2.02(c). The Company will serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent will select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent will take all steps necessary to enable, and will cause, the Surviving Corporation to provide to the Paying Agent, concurrently with the Closing, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be paid promptly in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate has been converted pursuant to Section 2.01, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.01(d) and except as otherwise provided with respect to unpaid dividends and other distributions in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest will be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time will be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II may thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent will invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided, that, in any such case, no such instrument will have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments will be paid to Parent.

(g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable Federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

(h) Lost Certificates. If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

III. Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth (1) in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one Section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) or (2) in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on August 21, 2006, the Company’s Current Reports on Forms 8-K filed with the SEC on October 4, 2006 and October 5, 2006, the Company’s proxy statement on Schedule 14A filed with the SEC on September 29, 2006, the Company’s Registration Statement on Form S-8 filed with the SEC on August 21, 2006, and post-effective amendment thereto dated August 22, 2006, but excluding in each case under this clause (2) any risk factor disclosures or other cautionary, predictive and forward looking disclosures contained in any such document under the heading “Risk Factors” or “Forward Looking Statements” or under any other heading:

3.01. Organization, Standing and Power. Each of the Company and each Material Company Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and the failure to so qualify could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the amended and restated by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Material Company Subsidiary, in each case as amended to the date of this Agreement.

3.02. Company Subsidiaries; Equity Interests. (a) All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 25,000,000 shares of preference stock, par value $.01 per share (“Company Preference Stock”), 40,000 shares of preferred stock, par value $1.00 per share (“Company First Preferred Stock”), 120,000 shares of second preferred stock, par value $1.00 per share (“Company Second Preferred Stock”), and 230,000 shares of third subordinated preferred stock, par value $1.00 per share (“Company Third Subordinated Preferred Stock” and, together with the First Preferred Stock and Second Preferred Stock, the “Company Preferred Stock”; the Company Preferred Stock, together with the Company Preference Stock and the Company Common Stock, the “Company Capital Stock”). No shares of Company Preference Stock, 29,720 shares of Company First Preferred Stock, 103,720 shares of Company Second Preferred Stock and 155,022 shares of Company Third Subordinated Preferred Stock are issued and outstanding. At the close of business on November 10, 2006, (i) 94,985,880 shares of Company Common Stock (including 709,106 Company Restricted Shares and 19,496 U.K. SIP Shares) were issued and outstanding, (ii) 50,936,182 shares of Company Common Stock were held by the Company in its treasury, (iii) 13,251,489 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,234,178 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 265,722 shares of Company Common Stock were subject to outstanding awards of Company Deferred Shares. At the close of business on November 10, 2006, (i) 242,100 Company Restricted Stock Units, 4,000 Company SARs and 2,119,722 Company Performance Units, each of which is required to be settled in cash, were outstanding (the Company Stock Options, Company Restricted Shares, Company Deferred Shares, Company Restricted Stock Units, Company SARs and Company Performance Units collectively, the “Company Stock-Based Awards”). At the close of business on November 10, 2006, there were outstanding rights to purchase 26,955 shares of Company Common Stock under the ESPP based on payroll deductions to date and projected to December 31, 2006 and (assuming the fair market value per share of Company Common Stock on the last day of the then current offering period in effect under each ESPP will be equal to the Merger Consideration). At the close of business on November 10, 2006, there were outstanding rights to purchase 28,000 shares of Company Common Stock under the SAYE. Except as set forth above, at the close of business on November 10, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. During the period from November 10, 2006 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on November 10, 2006 as required by their terms as in effect on the date of such issuance and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, restricted shares, restricted stock units, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock-based rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a complete and correct list of all outstanding Company Stock-Based Awards, the number of shares of Company Common Stock subject to each Company Stock-Based Award, the grant and issuance dates, exercise or base prices (if any), expiration dates, repurchase prices (if any) and vesting schedule of each such Company Stock-Based Award. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, the per share exercise price of each Company Stock Option was equal to the fair market value (as such term is defined in the applicable Company Stock Plan) of a share of Company Common Stock on the applicable grant date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c) All Company Stock-Based Awards may, by their terms, be treated in connection with the Merger as set forth in Section 6.04.

3.04. Authority Execution and Delivery Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring the advisability of this Agreement. Assuming that the representation set forth in the second sentence of Section 4.02(c) is correct, such resolutions of the Company Board are sufficient to render inapplicable to Parent and Sub and this Agreement, the Merger and the other Transactions the restrictions on “business combinations” contained in Section 203 of the DGCL. To the Company’s Knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) Assuming that the representation set forth in the second sentence of Section 4.02 (c) is correct, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). Other than the Company Stockholder Approval, no vote of holders of Company Capital Stock is necessary to consummate any Transactions other than the Merger.

3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any additional Consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order (“Antitrust Laws”), (iii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) filings under any applicable state takeover Law and (vii) such other items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since June 30, 2004 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each report, form, schedule or definitive proxy statement filed (as opposed to furnished) since June 30, 2004 by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Company SEC Documents”) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not as of its respective date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded, including with updated information, by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Other than liabilities or obligations set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto in the most recent consolidated financial statements of the Company included in any Company SEC Document filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) or incurred since June 30, 2006 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings ascribed to such terms in SOX. None of the Company or any of its Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) From the effective date of SOX applicable to the Company through the date of this Agreement, the Company has not received any written notification of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(h) None of the Company Subsidiaries is, or at any time since June 30, 2004 has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(i) To the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, could reasonably be expected to have a Company Material Adverse Effect.

(j) Since their respective applicable effective dates, the Company has been in compliance with the applicable requirements of SOX, in each case as in effect from time to time, except as could not reasonably be expected to have a Company Material Adverse Effect.

3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

3.08. Absence of Certain Changes or Events. (a) Since June 30, 2006 to the date of this Agreement, there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(b) Since June 30, 2006 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock, other than (1) regular quarterly cash dividends with respect to the Company Capital Stock, not in excess of $0.10 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy and (2) regular stated cash dividends with respect to Company Preferred Stock, in accordance with the terms of the Company Preferred Stock;

(ii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(iii)(A) any granting by the Company or any Company Subsidiary (1) to any current or former employee that, when aggregated with grants of Company Stock-Based Awards not disclosed on Section 3.08(b)(iii)(A) of the Company Disclosure Letter to all other current or former employees (other than grants required by applicable Law), results in a material liability of the Company and the Company Subsidiaries, taken as a whole or (2) to any current director or any current executive officer of the Company and any employee identified on Section 3.08(b)(iii)(A)—Exhibit A of the Company Disclosure Letter (each, a “D&O”) and any former director and any former executive officer who held a position described on Section 3.08(b)(iii)(A)—Exhibit A of the Company Disclosure Letter, of any loan or any increase in any type of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of June 30, 2006, (B) any payment of any bonus to any D&O, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any Company Subsidiary to any D&O of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, pay or benefits or increases therein, except (x) as was required under any employment, severance or termination agreements in effect as of June 30, 2006, (y) in the ordinary course of business consistent with past practice in connection with new hires to Persons who are not D&Os and to the extent not resulting in a material liability of the Company and the Company Subsidiaries, taken as a whole, and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice to Persons who are not D&Os and to the extent not resulting in a material liability of the Company and the Company Subsidiaries, taken as a whole, (D) any entry by the Company or any Company Subsidiary into, or any material amendment or termination of, any Material Company Benefit Agreement or Material Company Benefit Plans, (E) the taking of any action to secure the payment of compensation or benefits under any Material Company Benefit Plan or Material Company Benefit Agreement other than in the ordinary course of business consistent with past practice or (F) the taking of any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Material Company Benefit Plan or Material Company Benefit Agreement;

(iv) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

(v) any change in accounting methods, principles or practices by the Company and its consolidated Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;

(vi) any material elections with respect to Taxes by the Company or any Company Subsidiary, any change in any material method of accounting for Tax purposes by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

(vii) any revaluation by the Company or any Company Subsidiary of any of the assets of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole.

(c) As used in this Agreement:

(i) “Company Benefit Plans” means all collective bargaining agreements and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom” stock, “phantom” stock rights, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, change in control, retention, severance, disability, death benefit, hospitalization, medical and other welfare benefits and other plans, programs, arrangements and understandings, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary, in each case providing benefits to any Participant and whether or not subject to U.S. Law.

(ii) “Company Benefit Agreements” means all (A) employment, deferred compensation, severance, change in control, termination, employee benefit, loan (other than Participant loans under any Material Company Pension Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code), indemnification, retention, stock repurchase, stock option, consulting and similar agreements, commitments and obligations between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, (B) agreements between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement and (C) trust or insurance Contracts and other agreements to fund or otherwise secure payment of any compensation or benefits to be provided to any Employee.

(iii) “Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA.

(iv) “Employee” means any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(v) “Material Company Benefit Agreement” means any Company Benefit Agreement material to the Company and the Company Subsidiaries, taken as a whole.

(vi) “Material Company Benefit Plan” means any Company Benefit Plan material to the Company and Company Subsidiaries, taken as a whole.

(vii) “Material Company Pension Plan” means any Company Pension Plan material to the Company and Company Subsidiaries, taken as a whole.

(viii) “Participant” means, with respect to any Company Benefit Plan, any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary who is eligible to participate in such Company Benefit Plan.

3.09. Taxes. (a) As used in this Agreement:

“Taxes” means all (i) Federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any Federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law and all such Tax Returns are complete and correct except to the extent that any failure to file or any inaccuracies in any filed Tax Return, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statement, in each case except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(d) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written notice or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Federal income Tax Returns of the Company and each Company Subsidiary have been examined by the Internal Revenue Service or the relevant statute of limitations has closed for all years through 2000.

(e) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(f) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due.

(g) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements (1) among the Company and the Company Subsidiaries or (2) that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(h) Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Internal Revenue Code of 1986, as amended (the “Code”) or similar provisions under any Federal, state, local or foreign Laws) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

(i) Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(j) No claim that has not been resolved has ever been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that it is, or may be, subject to an amount of Tax by that jurisdiction that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(k) No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to the Company or any Company Subsidiary that is a “loss corporation” as described in Section 382(k) of the Code that has had the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company or any Company Subsidiary following the Effective Time.

(l) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or any other change in method of accounting.

(n) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

3.10. Absence of Changes in Benefit Plans. From July 1, 2006 to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any Material Company Benefit Plan, including without limitation any change, in any material respect, with respect to a Material Company Pension Plan in any actuarial or other assumption used to calculate funding obligations or in the manner in which contributions are made or the basis on which such contributions are determined. No actuarial valuation has been commissioned nor a decision to commission an actuarial valuation has been made with respect to the Pension Scheme (U.K.).

3.11. ERISA Compliance; Excess Parachute Payments. (a) Section 3.11 of the Company Disclosure Letter contains a complete and correct list of each Material Company Benefit Plan and Material Company Benefit Agreement. Each Material Company Benefit Plan and Material Company Benefit Agreement has been administered in all material respects in substantial compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements. The Company has delivered or made available to Parent complete and correct copies (or in the case of any unwritten Material Company Benefit Plan or Material Company Benefit Agreement, a description thereof) of (i) each Material Company Benefit Plan and Material Company Benefit Agreement, (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Material Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each Material Company Benefit Plan for which a summary plan description is required under applicable U.S. Law, (iv) each trust agreement and group annuity contract and other material documents relating to the funding or payment of benefits under any Material Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Material Company Pension Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all material amendments to any Material Company Pension Plan as to which a favorable determination letter has not yet been received and (vi) the two most recent actuarial valuations for each Material Company Benefit Plan for which such valuations are required. All Participant data necessary to administer each Material Company Benefit Plan and each Material Company Benefit Agreement is in the possession of the Company and is in form that is sufficient for the proper administration of the Material Company Benefit Plans and Material Company Benefit Agreements in accordance with their terms and applicable Laws and such data is complete and correct in all material respects.

(b) All Material Company Pension Plans intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service with respect to all Tax Law changes with respect to which a determination letter from the Internal Revenue Service can be obtained to the effect that such Material Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Material Company Pension Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Material Company Pension Plans that are required to have been approved by any non-U.S. Governmental Entity have been so approved.

(c) Neither the Company nor any other Person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Commonly Controlled Entity”) (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Material Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or (ii) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. No Material Company Pension Plan, other than any Material Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Material Company Pension Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Material Company Pension Plan since its last such annual valuation date. No liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them or by any Commonly Controlled Entity. None of the Material Company Pension Plans has an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested. None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary or any of the Company Benefit Plans, including the Company Pension Plans, or any trusts created thereunder or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder, or any agents of the foregoing, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans, or, to the Knowledge of the Company, any trusts created thereunder or any trustee or administrator of any Company Benefit Plan or trust created thereunder to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to the sanctions imposed under Title I of ERISA or to any other liability for breach of fiduciary duty under ERISA or any other applicable law to the extent any such tax, penalty or other liability could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, (i) no Company Pension Plan or related trust has been terminated during the last five years, (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Material Company Pension Plan since January 1, 2004, and (iii) no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity has incurred any material liability that has not been satisfied in full as a result of a “complete withdrawal” or a “partial withdrawal” (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past six years from any material Company Multiemployer Pension Plan within the meaning of Section 4001(a)(3) of ERISA to the extent any such tax or penalty could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(d) Except as could not result in a material liability of the Company and the Company Subsidiaries, taken as a whole, with respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) each such Company Benefit Plan is either funded through an insurance company contract and is not a “welfare benefits fund” (as defined in Section 419(e) of the Code) or is unfunded, (ii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code, and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time.

(e) No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any Person identified on Section 3.11(e) of the Company Disclosure Letter who is a “disqualified individual” (as defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to the Company would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such Disqualified Individual or any other Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Surviving Corporation or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual or any other Person. Set forth in Section 3.11(e)—Exhibit A of the Company Disclosure Letter is a complete and correct list of (i) the estimated maximum amount that could be received (whether in cash or property or the vesting of property) by each Disqualified Individual as a result of the Transactions (alone or in combination with any other event) and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Disqualified Individual calculated as of January 1, 2007. No Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Surviving Corporation or any other Person in the event that the additional tax required by Section 409A of the Code is imposed on a Person.

(f) Except as could not result in a material liability of the Company and the Company Subsidiaries, taken as a whole, the execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Employee to any additional compensation, severance, termination, change in control or other benefits or any benefits the value of which will be calculated on the basis of any of the Transactions (alone or in combination with any other event), (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (iii) trigger the forgiveness of indebtedness owed by any Employee to the Company or any of its Affiliates or (iv) result in any breach or violation of, or a default (with or without the lapse of time or the giving of notice, or both) under, any Company Benefit Plan or Company Benefit Agreement.

(g) Since January 1, 2004 and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the Knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for any such suits, claims, proceedings or investigations that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans or Company Benefit Agreements that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for, except where failures to make, accrue or reserve for any such contributions, premiums and benefit payments that, individually or aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(h) Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of Persons to provide services to the Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liabilities or obligations that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(i)(A) All Material Company Benefit Plans maintained primarily for the benefit of Participants principally employed in jurisdictions other than the United States of America (the “Material Non-U.S. Benefit Plans”) and Material Company Benefits Agreements maintained primarily for the benefit of Employees principally employed in jurisdictions other than the United States of America have been maintained in all material respects in accordance with their terms and all applicable legal requirements, (B) if any Material Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Material Non-U.S. Benefit Plan meets all requirements to the extent necessary to obtain such treatment, and (C) the fair market value of the assets of each Material Non-U.S. Benefit Plan required to be funded, the liability of each insurer for any Material Non-U.S. Benefit Plan required to be funded, and the book reserve established for any Material Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations under each Material Non-U.S. Benefit Plan. Neither the Company nor any Company Subsidiary is or has (x) a debt that is or has become due under section 75 of the Pensions Act 1995; (y) been a party to an act or deliberate failure to act (or knowingly assisted) to prevent the recovery of any amount of debt due under section 75 of the Pensions Act 1995; or (z) is or has been an associate of or connected with (as set out in sections 38 and 51 of the Pensions Act 2004) any Person who is an employer in relation to any occupational pension scheme other than the Company’s Pension Scheme, Fifteenth Deed of Amendment, dated as of June 20, 1997 (as amended).

3.12. Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and to the Knowledge of the Company there is no basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

3.13. Compliance with Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety, except for such failure to be in compliance as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, except for such allegations of failures to comply which, if true, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There is no event which, to the Knowledge of the Company, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such events that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

3.14. Labor Matters. Set forth in Section 3.14 of the Company Disclosure Letter is a list of all collective bargaining agreements or other labor union Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, in each case that is material to the Company and its Subsidiaries, taken as a whole. Since June 30, 2004, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements that are material to the Company and the Company Subsidiaries, taken as a whole and, to the Knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each, and each have been since June 30, 2004, in compliance with all applicable Laws with respect to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to comply with any such Law, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, and is not, and has not since June 30, 2004, engaged in any unfair labor practice, except to the extent that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority, except for any such charges or complaints that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except for any such grievances or proceedings that, individually or in the aggregate, could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

3.15. Contracts. Except with respect to licenses and other agreements relating to Intellectual Property (which are the subject of Section 3.17) or Employee Benefit Agreements (which are the subject of Section 3.11), as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has entered into any written or material oral Contract with any Affiliate of the Company that is currently in effect other than Employee Benefit Agreements and agreements between the Company and any Company Subsidiary or Person set forth in Section 3.02(b) of the Company Disclosure Letter or between Company Subsidiaries or any Company Subsidiary and any Person set forth in Section 3.02(b) of the Company Disclosure Letter. None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, in each case other than those entered into in the ordinary course of business consistent with past practice, (B) containing a right of first refusal, right of first negotiation or right of first offer for any asset or business or (C) containing any indemnity obligations to third parties, in the case of clauses (A) through (C), that is material to the Company and its Subsidiaries, taken as a whole.

3.16. Environmental Matters. Except for such matters that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each of the Company Subsidiaries are, and during the applicable statute of limitations periods have been, in compliance with all Environmental Laws, and since June 30, 2003 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) request for information pursuant to any Environmental Law;

(b)(i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for their operations as presently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) since June 30, 2003 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d) neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to Environmental Law or to the investigation or remediation of Hazardous Materials;

(e) there has been no treatment, storage or Release of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

(f) there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials at, on, under or about property owned, operated or leased by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, were there any underground storage tanks at, under or about any such property in the past; and

(g)(i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries and (ii) to the Knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

(h) Definitions. As used in this Agreement:

(1) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

(2) “Environmental Laws” means all applicable Federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3) “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and

(4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

3.17. Intellectual Property. (a) The Company, or a Company Subsidiary, (i) owns and possesses all right, title and interests in and to all owned Company Intellectual Property, free and clear of any Lien or other restriction or (ii) has a valid right to use all Company Intellectual Property in connection with the business of the Company or a Company Subsidiary.

(b) No portion of the Company Intellectual Property is subject to any adverse order, judgment, injunction, decree, ruling or charge.

(c) No action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the Knowledge of the Company, is threatened, which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Company Intellectual Property.

(d) The Company and/or the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve that portion of the Company Intellectual Property defined in Section 3.17(i)(1)(w) and to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property.

(e) The issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities in all material respects.

(f) Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, no Person is infringing the Company Intellectual Property.

(g) Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the use by the Company and the Company Subsidiaries of the Company Intellectual Property, or any portion thereof, does not violate, infringe or misappropriate the Intellectual Property of any Person.

(h) Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, during the three year period prior to the date of this Agreement, neither the Company nor a Company Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any Person.

(i) Definitions. As used in this Agreement:

(1) “Intellectual Property” means any and all domestic and foreign intellectual property, including without limitation any and all (v) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (w) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (x) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (y) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (z) proprietary rights in and to computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).

(2) “Company Intellectual Property” means any and all Intellectual Property the use of which is material to the business of the Company and the Company Subsidiaries, taken as a whole.

3.18. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (“Goldman”) and Michael R. Lynch, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Goldman and Mr. Lynch relating to the Merger and the other Transactions.

3.19. Opinion of Financial Advisor. The Company has received the opinion of Goldman, dated the date of this Agreement, to the effect that, as of such date, the $17.00 per share of Company Common Stock to be received in the Merger by the holders of such shares is fair from a financial point of view to such holders, a signed copy of which opinion will be delivered to Parent promptly following the date hereof.

IV. Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”) (which Parent Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter relates; provided, however, that any information set forth in one Section of the Parent Disclosure Letter will be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face):

4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

4.02. Sub; Equity Interests. (a) From the date of its incorporation, neither Parent nor Sub has carried on any business, conducted any operations or incurred any obligations or liabilities other than (i) the execution of this Agreement and (A) in the case of Parent, the Equity Commitment Letters and (B) in the case of Parent and Sub, the Debt Commitment Letters and the other agreements referred to therein, (ii) the performance of its obligations hereunder and thereunder and (iii) matters ancillary hereto and thereto.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

(c) As of the date of this Agreement, neither Parent nor Sub owns any shares of Company Common Stock. Neither Parent nor Sub is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(d) The ultimate parent entity for purposes of the Notification and Report Form to be filed under the HSR Act in connection with the Merger is described in Section 4.02(d) of the Parent Disclosure Letter.

4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, will adopt this Agreement as soon as reasonably practicable following its execution. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) any additional Consents and filings under any foreign Antitrust Law, (iii) the filing with the SEC of such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.09, (vii) filings under any applicable state takeover Law, (viii) such of the foregoing as may be required on account of the participation of the Company and the Company Subsidiaries in the

Transactions, including on account of foreign laws applicable to the foreign Subsidiaries of the Company and the foreign operations of the Company and the Company Subsidiaries, (ix) such of the foregoing as may be required in connection with the Financing and (x) such other items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.06. Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

4.07. Financing. (a) Parent and Sub have received and accepted and agreed to commitment letters dated November 16, 2006 (the “Debt Commitment Letters”) from the financial institutions party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt and preferred and common stock financing required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The financing contemplated by the Debt Commitment Letters is referred to in this Agreement as the “Debt Financing”.

(b) Parent has received and accepted and agreed to equity commitment letters dated November 16, 2006 (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from certain Persons (collectively, the “Equity Investors”) relating to the commitment of the Equity Investors to provide cash equity investments required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The cash equity investments contemplated by the Equity Commitment Letters, together with any Alternative Equity Financing referred to in Section 6.03, is collectively referred to herein as the “Equity Financing”; the Equity Financing, together with the Debt Financing, is collectively referred to as the “Financing”. Complete and correct copies of the executed Commitment Letters have been provided to the Company.

(c) Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters and taken together with available cash of the Company, will provide Sub with acquisition financing at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

(d) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event within the direct control of Parent or Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent or Sub under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lenders or the applicable Equity Investor, as the case may be, or otherwise cured in a timely manner by Parent or Sub to the satisfaction of the Lenders or such Equity Investor, as the case may be. As of the date of this Agreement, Parent or Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

4.08. Solvency. Immediately after giving effect to the Merger, the Financing and the other transactions contemplated by this Agreement to occur on the Closing Date, and assuming (a) the accuracy as of the Closing Date of the representations and warranties contained in Article III and (b) that the following representations are true and correct with respect to the Company and the Company Subsidiaries immediately prior to giving effect to the Merger, the Financing and the other Transactions contemplated by this Agreement to occur on the Closing Date, (i) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will be able to pay its debts as they become absolute and mature, (ii) the then present fair salable value of the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will exceed the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities) as they become absolute and mature, (iii) the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries), in each case at a fair valuation, will exceed its debts (including contingent liabilities) and (iv) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will not have unreasonably small capital to carry on its business, either (x) as then conducted or (y) as intended by Parent to be conducted following the Closing Date.

V. Covenants Relating to Conduct of Business

5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company will, and will cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with its customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company and/or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required in connection with the Debt Financing, from the date of this Agreement to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions in respect of (in each case, whether in cash, stock or property), any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.10 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy, and (3) regular stated dividends on Company Preferred Stock in accordance with its terms, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than any such issuance by a direct or indirect wholly owned Company Subsidiary to its parent, or (C) purchase, redeem or otherwise acquire any (1) shares of capital stock of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefit and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than in the case of this clause (C), (x) in connection with the exercise of Company Stock Options or for tax withholdings upon vesting of Company Restricted Shares or distribution of Company Deferred Shares or U.K. SIP Shares, and (y) delivery of shares, or open market purchases to satisfy delivery obligations, under the ESPPs, the SAYE and the Company 401(k) Plan;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than the issuance of shares of its capital stock by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options or rights under the ESPPs outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement and (2) with respect to rights outstanding as of the date of this Agreement under Company Benefit Plans and only if and to the extent required by their terms in effect on the date of this Agreement;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any other assets , except (x) purchases or licenses of inventory or Intellectual Property in the ordinary course of business consistent with past practice, (y) acquisitions of assets pursuant to capital expenditures budgeted in the Company’s 2007 Budget and set forth in Section 5.01(a) of the Company Disclosure

Letter, provided that such acquisitions may be made no earlier than the applicable date or period set forth in Section 5.01(a) of the Company Disclosure Letter for such acquisitions and (z) acquisitions of assets that, individually or in the aggregate, have a fair market value, and are made for purchase prices (current or deferred), not in excess of $5,000,000, provided that the Company will consult in good faith with Parent regarding acquisitions of assets pursuant to this clause (z) if and when the aggregate expenditures pursuant to this clause (z) exceed $4,000,000 (and for the avoidance of doubt, the aggregate purchase prices for acquisitions of assets made pursuant to this clause (iv)(z) will be aggregated together with the aggregate purchase prices of capital expenditures pursuant to clause (ix)(z) for purposes of determining whether the $4,000,000 or $5,000,000 limit has been met);

(v) except as required under applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, (A) grant to any Participant any loan or increase in any kind of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants or increases in any of the foregoing that are immaterial to any Participant or are made in the ordinary course of business consistent with past practice, (B) grant to any Participant any severance, retention, change in control or termination pay or benefits, or pay any bonus to any Participant, except for base salary increases, bonuses, termination pay or benefits or severance paid to Participants in the ordinary course of business consistent with past practice, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Participant, except (x) in the ordinary course of business consistent with past practice in connection with new hires, and (y) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice (except, in the case of clauses (x) and (y), any change in control agreements), (D) take any action to secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement except in the ordinary course of business consistent with past practice, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (F) pay or provide to any Participant any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice, (G) grant any incentive awards under any Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock-Based Awards, “phantom” stock, “phantom” stock options, stock appreciation rights, “phantom” stock rights, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, except under any material collective bargaining agreement in the ordinary course of business consistent with past practice;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except (x) pursuant to contracts or agreements that are in effect as of the date of this Agreement and set forth in Section 5.01(a)(vii) of the Company Disclosure Letter, (y) sales or licenses of inventory or Intellectual Property and excess or obsolete assets in the ordinary course of business consistent with past practice and (z) sales of assets that, individually or in the aggregate, have a fair market value not in excess of $5,000,000, provided that the Company previously consults in good faith with Parent regarding sales of assets under this clause (z);

(viii)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct or indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Company’s revolving credit facilities as in effect as of the date of this Agreement incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(ix) make or agree to make any capital expenditure or expenditures, except capital expenditures specifically budgeted in the Company’s 2007 Budget and set forth in Section 5.01(a) of the Company Disclosure Letter, provided that such capital expenditures may be made no earlier than the applicable date or period set forth in Section 5.01(a) of the Company Disclosure Letter for such capital expenditures and (z) capital expenditures that, individually or in the aggregate, have a fair market value of, and are made for purchase prices (current or deferred), not in excess of $5,000,000, provided that the Company will consult in good faith with Parent regarding capital expenditures made pursuant to this clause (z) if and when the aggregate capital expenditures pursuant to this clause (z) exceed $4,000,000 (and for the avoidance of doubt, the aggregate purchase prices for capital expenditures made pursuant to this clause (ix)(z) will be aggregated together with the aggregate purchase prices of acquisitions of assets pursuant to clause (iv)(z) for purposes of determining whether the $4,000,000 or $5,000,000 limit has been met);

(x) make or change any Tax election or method of accounting for Tax purposes or settle or compromise any Tax liability or refund, other than in the ordinary course of business consistent with past practice or as required by applicable Law or that is not material to the Company and the Company Subsidiaries, taken as a whole (solely with respect to this Section 5.01(a)(x), the prior written consent of Parent shall not be unreasonably withheld or delayed);

(xi)(A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or as required in accordance with their terms, of liabilities to the extent reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement other than in the ordinary course of business (excluding any standstill provision in any such agreement in effect as of the date of this Agreement) to which the Company or any Company Subsidiary is a party;

(xii) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage); or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company will not, and will not permit any of the Company Subsidiaries to, take any action that could reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. The Company will promptly advise Parent orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(d) Consultation. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, the Company will use reasonable best efforts to consult in good faith on a regular basis with the representatives of Parent to report all material operational developments and the status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided that the consultation required by this Section 5.01(d) will be conducted in a manner so as not to disrupt in any material respect the business of the Company and the Company Subsidiaries. Parent and Sub acknowledge that neither Parent nor Sub shall have any approval rights under this Section 5.01(d). The Company acknowledges that such consultation will not constitute a waiver by either Parent or Sub of any rights it may have under this Agreement and that neither Parent nor Sub will have any liability or responsibility for any actions of the Company, any Company Subsidiary or any of their respective directors or officers with respect to matters that are the subject of such consultations. All information exchanged pursuant to this Section 5.01(d) or Section 6.02 will be subject to the confidentiality agreement dated August 29, 2006 between the Company and Ripplewood Holdings L.L.C., as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

(e) Additional Tax Covenants. During the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary will (i) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, that is or becomes pending against or with respect to the Company or any Company Subsidiary in respect of any Tax and not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s consent which shall not be unreasonably withheld or be delayed. Neither the Company nor any Company Subsidiary will file any U.S. Federal income Tax Return after the execution of this Agreement without Parent’s prior written consent which shall not be unreasonably withheld or delayed.

5.02. No Solicitation. (a) The Company will not, nor will it authorize or permit any Company Subsidiary to, nor will it authorize or permit any officer, director or employee of, or authorize any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, and will instruct its Representatives not to and will otherwise use its reasonable best efforts to cause its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, prior to the receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal received after the date of this Agreement which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a transaction in which a third party acquires more than 50% of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms that are more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger in effect as of the date of such determination), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (excluding the standstill provisions contained therein), provided, that the Company must promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such Person or its Representatives which was not previously provided to Parent, and (y) participate in discussions or negotiations with such Person and its Representatives regarding any Company Takeover Proposal. Subject to the proviso in the first sentence of this Section 5.02(a), the Company shall immediately cease and cause to be terminated any existing solicitation, knowing encouragement, discussion or negotiation conducted by the Company, any Company Subsidiary or any of their respective Representatives with respect to a Company Takeover Proposal.

(b) Neither the Company Board nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board may withdraw or modify its recommendation of the Merger and this Agreement.

(c) The Company promptly after its awareness of the receipt or delivery thereof, and in any case within 24 hours thereafter, will advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, the identity of the Person making such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company will (i) keep Parent reasonably informed of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof, and in any case within 24 hours, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d) Nothing contained in this Section 5.02 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

(e) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

“Superior Company Proposal” means any proposal made by a third party to acquire more than 50% of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that the Company Board may not so determine that any such proposal is a Superior Company Proposal prior to the time that is 48 hours after the time at which the Company has complied in all material respects with Section 5.02(c) with respect to such proposal.

VI. Additional Agreements

6.01. Preparation of Proxy Statement; Stockholders Meeting. (a) The Company will, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such amendment or supplement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with or, if necessary, clearance from the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) will provide Parent an opportunity to review and comment on such document or response and (ii) will include in such document or response all reasonable comments proposed by Parent.

(b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company will, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board has withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) will not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its recommendation of this Agreement or the Merger.

6.02. Access to Information; Confidentiality. Subject to applicable Law, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board will (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, use their reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Parent and Sub will use their reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (A) consummate the Financings contemplated by the Commitment Letters at such time as all conditions to such financing and the other conditions in Section 7.01 and 7.02 are satisfied (except for those requiring delivery of a certificate evidencing certain matters), (B) maintain the effectiveness of the Commitment Letters (and the term sheets and fee letters related thereto) in accordance with their respective terms, (C) enter into definitive agreements with respect to the Financing contemplated by the Commitment Letters consistent with the terms and conditions contained therein, (D) satisfy on a timely basis all conditions in such definitive agreements and in the Commitment Letters (and the term sheets and fee letters related thereto) and (E) in the event that the Equity Financing to be provided by any Equity Investor other than the Loss Payor shall become reasonably unlikely to be available (subject to the condition that the conditions in the Merger Agreement are satisfied) to Parent, seek alternative common equity financing (“Alternative Equity Financing”) in an amount equal to the amount of the cash equity investment to be provided pursuant to the Equity Commitment Letter of such Equity Investor, provided, however, nothing in this Agreement will require Parent or Sub to agree to Alternative Equity Financing on financial and other terms and conditions that are less favorable in the aggregate than the financial and other terms and conditions of the Equity Financing. For purposes of this Section 6.03, “reasonable best efforts” will be deemed to require Parent or Sub to (1) no later than the later of (x) May 15, 2007 and (y) 15 days after the Company shall have obtained the Company Stockholder Approval (the “Bridge Date”), to borrow under and use the bridge financing contemplated by the Debt Commitment Letters in lieu of the high yield financing contemplated by the Debt Commitment Letters in the event that (i) all or any portion of such high yield financing has not been consummated, (ii) the conditions set forth in Section 7.01 and 7.02 (other than 7.02(d) with respect to the availability of the high yield financing)) have been satisfied and (iii) such bridge financing is available to Parent and Sub from the Lenders on terms substantially consistent with the terms set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by this Section 6.03) and, to the extent that any terms and conditions are not set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by this Section 6.03), on terms and conditions reasonably satisfactory to Parent, (2) if required by the Lenders and necessary in order to obtain the proceeds of the Financing on or before the Bridge Date, complying with the Flex Provisions, including, without limitation, amending, or causing the amendment of, the definitive documentation for the Financing and (3) assist and cooperate with the Company in connection with its efforts to consummate the Notes Tender Offer and related consent solicitation on the terms and conditions set forth in Section 6.13. For purposes of this Agreement, the term “Flex Provisions” means any term or provision of (i) the Fee Letter dated as of November 16, 2006 (the “Fee Letter”) among Parent, Sub, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A that purports to permit the lead arranger to change any or all of the structure, terms or pricing of the Facilities (as defined in the Debt Commitment Letters), in order to close, or achieve a Successful Syndication (as defined in the Fee Letter) of, the Facilities or (ii) the fee letter dated as of November 16, 2006, among Parent, Sub and J.P. Morgan Securities Inc. that purports to permit J.P. Morgan Securities Inc. to change the terms of its preferred stock or common equity investment. Parent and Sub will use their reasonable best efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letters. Parent will give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of the Commitment Letters. Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and will not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (x) is adverse to the interests of the Company in any material respect, (y) reduces the aggregate amount of the Financing or (z) amends the conditions to the drawdown of the Financing. The Company will also use its reasonable best efforts to assist and cooperate with Parent and Sub in connection with their efforts to obtain the proceeds of the Financing (or any alternative financing for a transaction including the businesses described in Section 4.02 of the Parent Disclosure Letter), including providing reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing the Financing and executing and delivering, and causing the Company Subsidiaries and its and their officers, attorneys and accountants to execute and deliver, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise), comfort letters or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument will be effective until the Effective Time and none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel will have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

(b) The Company will give prompt notice to Parent, and Parent or Sub will give prompt notice to the Company, of (i) representations and warranties made by it contained in this Agreement becoming untrue or inaccurate to an extent that could reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) As soon as reasonably practicable following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Sub, will adopt this Agreement.

6.04. Company Stock-Based Awards; SAYE; ESPPs. (a)

(i) Each Company Stock Option outstanding immediately prior to the Effective Time will become fully vested and exercisable and, the holder of such Company Stock Option will, in settlement of such Company Stock Option and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Option, receive from the Company for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of the Option Merger Consideration over the applicable exercise price per share of Company Common Stock. For purposes of this Section 6.04(a)(i), the term “Option Merger Consideration” means the greater of (A) the Merger Consideration and (B) the highest Cashout Fair Market Value per share of Company Common Stock at any time during the 60-day period preceding the Effective Time to the extent such difference is a positive number (with the aggregate amount of such payment rounded down to the nearest whole cent). For the purposes of this Section 6.04(a)(i), the term “Cashout Fair Market Value” means the mean between the high and low sales prices on the applicable date, or if no such sales price is available for such date, the mean between the closing bid and asked prices for such date, of a share of

Company Common Stock as reported by The New York Stock Exchange (“NYSE”), or if the Company Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Company Common Stock was reported or quoted. To the extent the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be acquired by the Company without payment in accordance with the terms and conditions of such Company Stock Option. At the Effective Time, the holders of Company Stock Options will have no further rights in respect of any Company Stock Option.

(ii) Immediately prior to the Effective Time, all forfeiture provisions applicable to each Company Deferred Share, other than Director Deferred Shares, will lapse to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the applicable Company Benefits Plans (or the terms of any individual agreement) and the holder of such Company Deferred Share will, in settlement of such Company Deferred Share and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Deferred Share receive from the Company for each such Company Deferred Share, an amount in cash equal to the Merger Consideration in accordance with the terms of the applicable Company Benefits Plans. At the Effective Time, each outstanding Company Deferred Share will be canceled and the holders of Company Deferred Shares will have no further rights in respect of any Company Deferred Share.

(iii) Each Company Restricted Stock Unit outstanding immediately prior to the Effective Time will become fully vested and all forfeiture provisions applicable thereto will lapse and the holder of such Company Restricted Stock Unit will, in settlement of such Company Restricted Stock Unit and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Unit, receive from the Company for each such Company Restricted Stock Unit an amount in cash equal to the Merger Consideration in accordance with the terms of the applicable Company Benefits Plans. At the Effective Time, each outstanding Company Restricted Stock Unit will be canceled and the holders of Company Restricted Stock Units will have no further rights in respect of any Company Restricted Stock Unit.

(iv) Immediately prior to the Effective Time, all forfeiture provisions applicable to each Company Performance Unit outstanding immediately prior to the Effective Time will lapse to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the applicable Company Benefit Plan (or the terms of any individual agreement). In exchange for the surrender to the Company of the certificate or other document evidencing such Company Performance Unit, each holder of Company Performance Units shall be entitled to:

(A) except to the extent otherwise provided under the 2001 Income Continuation Plan for Senior Management, with respect to

Company Performance Units, other than for the fiscal 2007-2009 performance cycle, receive from the Company for such Company Performance Units, an amount equal to the product of (x) the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units;

(B) with respect to Company Performance Units for the fiscal 2007-2009 performance cycle, except as provided in Section 6.04(a)(iv)(C) below, receive from the Company for such Company Performance Units, an amount equal to the product of (x) fifty-nine percent (59%) of the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units; and

(C) with respect to Company Performance Units for the fiscal 2007-2009 performance cycle, to the extent not paid in accordance with Section 6.04(a)(iv)(B) as provided in the individual grant identified in Section 6.04(a)(iv)(C) of the Company Disclosure Letter, receive from the Company for such Company Performance Units, an amount equal to the product of (x) the total number of each such Company Performance Units (determined at 100% of target), (y) a fraction equal to the total number of months completed in the applicable performance period immediately prior to the Effective Time over the total number of months in the applicable performance period and (z) the Merger Consideration, and the holders of such Company Performance Units will have no further rights in respect of any such Company Performance Units.

(v) Immediately prior to the Effective Time, all forfeiture provisions applicable to each outstanding Company Restricted Share will lapse to the extent such forfeiture provisions have not previously lapsed and each such Company Restricted Share will become fully vested. Each holder of a Company Restricted Share will be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with Section 2.01(c).

(vi) Immediately prior to the Effective Time, and in connection with the non-employee directors’ resignations under Section 6.11, the holder of each Company

Deferred Share awarded to a non-employee director (collectively, the “Director Deferred Shares”) will receive from the Company an amount in cash equal to the Merger Consideration in exchange for the surrender to the Company of the certificate or other document evidencing such Director Deferred Share and each outstanding Director Deferred Share thereupon will be canceled and the holders of Director Deferred Shares will have no further rights in respect of any Director Deferred Share.

(vii) Each Company SAR (including Company SARs granted to members of the Company Board) outstanding immediately prior to the Effective Time will become fully vested and exercisable (as to members of the Company Board as provided in the Company Stock Plans) and the holder of such Company SAR will, in settlement of such Company SAR and in exchange for the surrender to the Company of the certificate or other document evidencing such Company SAR, receive from the Company for each share of Company Common Stock for which such Company SAR shall not theretofore have been exercised, an amount in cash equal to the excess, if any, of the Company SAR Merger Consideration over the exercise price of a share of Company Common Stock as of the grant date of such Company SAR. To the extent the exercise price per share of any Company SAR is equal to or greater than the Company SAR Merger Consideration, such Company SAR will be canceled without consideration. At the Effective Time, each outstanding and unexercised Company SAR will be cancelled and the holders of Company SARs will have no further rights in respect of any Company SARs.

(viii) Each SAYE Option outstanding immediately prior to the Effective Time will be converted into and, the holder of such SAYE Option will, in settlement of such SAYE Option and in exchange for the surrender to the Company of the certificate or other document evidencing such SAYE Option, receive from the Company for each share of Company Common Stock subject to such SAYE Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock. To the extent the exercise price per share of any such SAYE Option is equal to or greater than the Merger Consideration, such SAYE Option shall be acquired by the Company without payment. At the Effective Time, the holders of SAYE Options will have no further rights in respect of any SAYE Option.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) will adopt such resolutions or take such other actions as necessary to:

(i) provide for the treatment of all Company Stock-Based Awards in accordance with Section 6.04(a); and

(ii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Transactions.

(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering each ESPP) will adopt such resolutions or take such other actions as may be required to provide that with respect to each ESPP (i) Participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no purchase period will be commenced after the date of this Agreement, (iii) each ESPP shall be terminated effective as of immediately prior to the Effective Time and (iv) the amount of each Participant’s accumulated contributions under each ESPP as of immediately prior to the Effective Time shall be refunded to such Participant as promptly as practicable following the Effective Time (without interest).

(d) The Company will ensure that, following the Effective Time, no holder of a Company Stock-Based Award (or former holder of a Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement will have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including Company SARs).

(e) All amounts payable to holders of the Company Stock-Based Awards pursuant to Section 6.04(a) will be subject to any required withholding of Taxes and will be paid without interest as soon as practicable following the Effective Time.

(f) In this Agreement:

(i) “Company 401(k) Plan” means the Employee Ownership Plan and the 401(k) Partnership of the Company.

(ii) “Company Deferred Share” means any unfunded promise to issue or deliver a share of Company Common Stock granted under the Company Stock Plans or otherwise.

(iii) “Company Performance Unit” means any restricted stock unit granted under the Company Stock Plans or otherwise that vests upon the achievement of performance goals and is settled in cash.

(iv) “Company Restricted Share” means any share of Company Common Stock outstanding as of the relevant time subject to vesting or other forfeiture restrictions or subject to a right of repurchase by the Company or any Company Subsidiary granted under the Company Stock Plans or otherwise.

(v) “Company Restricted Stock Unit” means any restricted stock unit granted under the Company Stock Plans or otherwise, which vests upon the passage of time and is settled in cash.

(vi) “Company SAR” means any stock appreciation right or “phantom” stock option linked to the price of Company Common Stock and granted under the Company Stock Plans or otherwise.

(vii) “Company SAR Merger Consideration” means the mean between the high and low sales price of shares of Company Common Stock on the date immediately prior to the Effective Time on the NYSE.

(viii) “Company Stock Option” means any option to purchase Company Common Stock (exclusive of rights under each ESPP and the SAYE) granted under the Company Stock Plans or otherwise.

(ix) “Company Stock Plans” mean the 1989 Key Employee Long Term Incentive Plan, 1994 Key Employee Long Term Incentive Plan, 2002 Key Employee Long Term Incentive Plan, 2005 Key Employee Long Term Incentive Plan, the Director Compensation Program, the Director Phantom Stock Option Plan, the ESPPs, the U.K. SIP and the SAYE.

(x) “ESPPs” means the Company’s Employee Stock Purchase Plan and the Company’s international Employee Stock Purchase Plans.

(xi) “SAYE Option” means any option to purchase Company Common Stock granted under the SAYE.

(xii) “U.K. SIP” means the U.K. Share Incentive Plan.

(xiii) “U.K. SIP Shares” means Company Common Stock with respect to awards granted under the U.K. SIP.

(g) Parent shall cause the Company to amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) covering any Participant as necessary for compliance with, or to avoid adverse tax consequences under, Section 409A, while preserving to the extent practicable the intended treatment of the original plan.

(h) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering the U.K. Save As You Earn Scheme (the “SAYE”) will adopt such resolutions or take such other actions as may be required to provide that (i) Participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no SAYE Options will be awarded on or after the date of this Agreement, (iii) the SAYE shall be terminated effective as of immediately prior to the Effective Time; (iv) the amount of each Participant’s accumulated contributions under the SAYE as of immediately prior to the Effective Time shall be refunded to such Participant after the Effective Time (without interest from the Company) subject to and in accordance with the terms of the SAYE; and (v) no payroll deductions with respect to the SAYE will be made on and after the Effective Time.

6.05. Benefit Plans. (a) Subject to all applicable collective bargaining agreements, from the Effective Time through December 31, 2007, except as set forth below, Parent will either (A) maintain or cause the Surviving Corporation to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of

Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries who remain employed by the Surviving Corporation and its Subsidiaries benefits (other than benefits under plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) that, taken as a whole, are comparable in the aggregate to those provided to such employees immediately prior to the Effective Time (it being understood and agreed that modifications to Company Benefit Plans that have been announced to participants or planned and otherwise disclosed to Parent but not yet implemented as of the Effective Time will be taken into account for purposes of the foregoing). Without limiting the foregoing, Parent agrees that, with respect to service through December 31, 2007, it will, or will cause the Surviving Corporation to, maintain the employer matching contribution component of the Company 401(k) Plan without reduction; provided, however, that such employer matching contributions will be made in cash following the Effective Time). Parent and the Company agree and acknowledge that consummation of the Transactions will constitute a “change of control” for purposes of each applicable Company Benefit Plan and Company Benefit Agreement. Nothing herein will be construed to prohibit Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with the terms thereof and with applicable Law, so long as they comply with the requirements of this Section 6.05.

(b) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement) all the Company Benefit Plans and Company Benefit Agreements (subject, in each case, to the right of Parent or the Surviving Corporation to amend or terminate a Company Benefit Plan or Company Benefit Agreement in accordance with Section 6.05(a) and the terms thereof and with applicable Law). For purposes of eligibility, vesting and benefit accrual (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits after the Effective Time to any employee of the Company or any Company Subsidiary immediately prior to the Effective Time (all such plans, collectively, the “New Plans”), each such employee will be credited with all years of service for which such employee was credited before the Effective Time under any comparable Company Benefit Plans or Company Benefit Agreements, except where such crediting would lead to a duplication of benefits. In addition and without limiting the generality of the foregoing (i) Parent will cause each employee of the Company or any Company Subsidiary immediately prior to the Effective Time to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Company Benefit Plan in which such employee participated immediately prior to the Effective Time (all such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent will cause all pre-existing condition exclusions, limitations and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependent (to the extent such exclusions, limitations and actively-at-work requirements were waived or satisfied as of the Effective Time under the corresponding Old Plan) and (iii) all deductibles, coinsurance and maximum out-of-pocket expenses incurred by such employee and his or her covered dependents under any Old Plan during the portion of the plan year of such Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent will cause the Company and the Company Subsidiaries to continue to maintain the Company’s 2007 annual bonus plans listed on Schedule 6.05(c) (the “Bonus Plans”) for the 2007 fiscal year and to pay Participants the aggregate of all bonus amounts due under such Bonus Plans pursuant to the objective formulae set forth therein (including formulae approved thereunder by the Company or the Company Board, or a committee thereof, prior to the date of this Agreement and previously provided to Parent), based on the performance of the Company and its operating units, subject to any permitted adjustment to such total for individual performance. Company performance in respect of calculations to be made under the Bonus Plans for the 2007 fiscal year will be calculated without taking into account any expenses or costs related to or arising out of the Transactions or any non-recurring charges that could not reasonably be expected to have been incurred had the Transactions not occurred.

(d) From the Effective Time through December 31, 2007, (i) Participants will continue to participate in the severance plans listed on Schedule 6.05(d) (the “Severance Plans”), (ii) the Severance Plans will not be amended in any manner adverse to the Participants with respect to the period from the Effective Time through December 31, 2007 and (iii) any benefits or payments under the Severance Plans will not be discretionary except in the case of a termination for cause (as defined in the Severance Plans).

(e) To the extent permissible under Section 409A of the Code without imposition of any additional Tax and provided that the Transactions contemplated hereby are effectuated, each Participant in the Company’s Deferred Compensation Plan (amended and restated as of May 7, 1999) and each Participant in the Company’s Deferred Compensation Plan for Directors (amended and restated as of January 1, 2003) will have the right to elect, prior to December 31, 2006, to receive his or her account balance, upon the later of (1) June 30, 2007 or (2) the Effective Time. The Company may adopt such amendments to the Deferred Compensation Plan as it deems necessary or appropriate to effectuate the Transactions contemplated hereby. The Company may adopt such amendments to the Deferred Compensation Plan for Directors, the Company’s Executive Cash Balance Plan (amended and restated as of June 30, 2006) and the Company 401(k) Plan as it deems necessary or appropriate to effectuate the Transactions contemplated hereby.

(f) The Parent and the Company will administer any plan, benefit or payment subject to Section 409A of the Code in good faith so as not to subject any Participant to the additional tax provided in such Section 409A.

(g) The parties will take such actions as are described on Schedule 6.05(g).

6.06. Indemnification. (a) Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter or the Company By-laws (collectively, “Constituent Documents”) or individual indemnity agreements, and such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Constituent Documents and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents that the Maximum Premium is $4,200,000.

6.07. Fees and Expenses. (a) Except as provided in this Section 6.07, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company will pay to Parent a fee of $25,000,000 plus Parent Expenses if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any Person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(i) (and prior to such termination the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement) or 8.01(b)(iii) (but only if a Company Takeover Proposal has been made or amended, and publicly known, at or prior to the time of the Company Stockholder Meeting) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after the date of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; or (iii) the Company terminates this Agreement pursuant to Section 8.01(e). Any fee due under this Section 6.07(b) will be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (ii) above, such payment will be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Solely for the purposes of Section 6.07(b)(ii), the term “Company Takeover Proposal” will have the meaning assigned to such term in Section 5.02(e), except that all references to “20%” will be changed to “40%”. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement;

accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 6.07(b), and, in order to obtain such payment, Parent commences a suit that results in a Judgment against the Company for the amounts set forth in this Section 6.07(b), the Company will pay to Parent interest on the amounts set forth in this Section 6.07(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit. It is expressly understood that in no event will the Company be required to pay the fee referred to in this Section 6.07(b) on more than one occasion.

(c) The Company will reimburse Parent and Sub for all their out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with this Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000 (the “Parent Expenses”) if this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(c); provided, however, that no such reimbursement under this Section 6.07(c) shall be required if the Company is otherwise obligated to make a payment to Parent pursuant to Section 6.07(b) at such time and that the amount of any such reimbursement made to Parent pursuant to this Section 6.07(c) shall be credited against the amount of any payments which the Company may subsequently become obligated to make to Parent pursuant to Section 6.07(b). Such reimbursement will be paid upon demand following such termination.

(d) Parent will pay to the Company $25,000,000, plus all the Company’s out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with this Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000, as liquidated damages if the Company terminates this Agreement pursuant to Section 8.01(f) (provided that at the time of such termination the conditions set forth in Section 7.01 and 7.02 (other than Sections 7.01(a) and 7.02(d)) have been satisfied). Any amount due under this Section 6.07(d) will be paid promptly by wire transfer of same-day funds. Notwithstanding anything that may be expressed or implied in this Agreement, the Damages Contribution Agreement between the Company and Ripplewood Partners II, L.P. (the “Loss Payor”), dated as of the date hereof (the “Damages Contribution Agreement”) or any document or instrument in connection herewith or therewith or otherwise, the Company acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of the Loss Payor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Loss Payor Affiliates”), through Parent, Sub or otherwise, whether by or through a claim against Parent or Sub, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Sub against the Loss Payor or any of the Loss Payor Affiliates, including under the Loss Payor’s Equity Commitment Letter, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member) to make a contribution to Parent in an amount up to the amount of liquidated damages (or, at the election of the Company, pay directly to the Company such liquidated damages) that may be payable by Parent under this Section 6.07(d)) under and to the extent provided in the Damages Contribution Agreement, (ii) recourse against Parent and Sub to enforce the payment of any amount that may be payable under this Section 6.07(d) (or to cause the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member) to make a contribution to Parent of an amount up to any such amount that may be payable under Section 6.07(d)) under and to the extent provided in the Damages Contribution Agreement) shall be the sole and exclusive remedy of the Company and all of its subsidiaries, affiliates and security holders against Parent and Sub and the Loss Payor and Loss Payor Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated by this Agreement and (iii) in no event will Parent, Sub, the Loss Payor or any Loss Payor Affiliates be subject to liability in the aggregate in excess of $30,000,000 for all losses and damages arising under, or in connection with, this Agreement and the transactions contemplated by this Agreement.

6.08. Public Announcements. Each of Parent and Sub, on the one hand, and the Company, on the other hand, will use its reasonable best efforts to consult with each other before issuing, and, to the extent reasonably feasible, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.09. Additional Tax Matters. (a) Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions will be paid by either Sub or the Surviving Corporation, and the Company will cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

(b) FIRPTA Certificate. The Company will deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, in accordance with Treasury Regulation Section 1.1445-2, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(c) Reporting Obligations. To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties will cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

6.10. Stockholder Litigation. The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement will be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

6.11. Resignation of Directors of the Company. Prior to the Effective Time, the Company will cause each member of the Company Board to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

6.12. Other Actions by Parent. Parent will not, and will use its reasonable best efforts to cause its Affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

6.13. Actions with Respect to Existing Debt. (a) The Company will, upon receiving any written request by Parent to do so, use its reasonable best efforts to promptly commence a tender offer (the “Notes Tender Offer”) for all outstanding 6 1/2 % Senior Notes due 2011 of the Company (the “Notes”). As part of any Notes Tender Offer, the Company will use its reasonable best efforts to solicit the consent of the holders of the Notes (the “Notes Consents”) to amend, eliminate or waive certain sections (as may be proposed by Parent) of the Indenture, dated as of March 3, 2004, between the Company, as issuer, and JPMorgan Trust Bank, as trustee (the “Indenture”). The aggregate consideration payable to each holder of Notes pursuant to the Notes Tender Offer will be an amount in cash established and funded by Parent. The Notes Tender Offer will be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in a form and substance reasonably satisfactory to Parent and the Company; provided, that any such Notes Tender Offer will be subject to the conditions set forth in Section 6.13(b) (as amended from time to time, the “Notes Offer to Purchase”).

(b) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to the Notes Tender Offer will be subject to the conditions that (i) the Merger will have occurred (or Parent and the Company will be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as may be proposed by Parent, including such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the Surviving Corporation to accept for payment and thereafter to promptly pay for all Notes validly tendered and not withdrawn. The Company will waive any of the conditions to the Notes Tender Offer as may be requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Merger and the Financing as provided in clauses (i) and (ii) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and will not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required to comply with applicable Law.

(c) Upon request of Parent pursuant to Section 6.13(a), the Company will prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and will use its reasonable best efforts to cause to be disseminated to the record holders of the Notes and, to the extent known to the Company, the beneficial owners of the Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that prior to dissemination thereof, the Company will provide to Parent not less than five business days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Notes Tender Offer), will regularly consult with Parent with respect to and during the process of preparing the Notes Tender Offer Documents and will include in such Notes Tender Offer Documents all reasonable comments proposed by Parent. Upon request, Parent will provide the Company with any information for inclusion in the Notes Tender Offer Documents that may be required under applicable Law and reasonably requested by the Company. If at any time prior to the acceptance of the Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or supplement to, the Notes Tender Offer Documents, the Company will use reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company will provide copies thereof to Parent not less than two business days (or such shorter period of time as is reasonably practicable in light of the circumstances) in advance of any such dissemination, will regularly consult with Parent with respect to and during the process of preparing such amendment or supplement and will include in such amendment and supplement all reasonable comments proposed by Parent. The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA and any other applicable Law in connection with the Notes Tender Offer.

(d) Promptly following the expiration of the consent solicitation, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company will use reasonable best efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein will not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indenture will be reasonably satisfactory to Parent and the Company.

(e) If this Agreement is terminated in accordance with Sections 8.01(b)(i) or 8.01(b)(ii) (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement) or Section 8.01(f), Parent will reimburse the Company all its out-of-pocket expenses, including attorneys’ fees, actually incurred by the Company in connection with the Notes Tender Offer.

VII. Conditions Precedent

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents and filings required prior to the Closing under any foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(c) No Injunctions or Restraints. No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) could not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d) Financing. The proceeds of the Debt Financing shall be available (subject to no remaining conditions other than consummation of the Merger) to Parent or Sub on terms substantially consistent with the terms set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by Section 6.03) and, to the extent that any terms and conditions are not set forth in the Debt Commitment Letters (giving effect to the Flex Provisions as and to the extent required by Section 6.03), on terms and conditions reasonably satisfactory to Parent, provided, however, that the condition set forth in this Section 7.02(d) may not be asserted by Parent or Sub if the Debt Financing is unavailable due to the failure to receive the cash equity investments to be provided pursuant to the Equity Commitment Letters.

(e) Second Quarter Financials. The Company shall have issued its earnings release with respect to its second fiscal quarter ending December 31, 2006, at least 10 days prior to the Closing.

7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions as required by and subject to Section 6.03.

VIII. Termination, Amendment and Waiver

8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before June 30, 2007, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if, upon a vote thereon at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 45 days after giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

(ii) if (A) the Company or any of its officers, directors or employees wilfully violates Section 5.02 in any material respect or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

(e) by the Company prior to receipt of the Company Stockholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(f) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 45 days after giving of written notice to Parent of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.18, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions will survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval there will be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company will require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver under this Agreement pursuant to Section 8.04 will, in order to be effective, require in the case of Sub or the Company, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time will not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the disinterested directors of the Company has determined in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company Board’s exercise of its fiduciary duties, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the disinterested directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance, in all material respects, with Section 5.02, (vi) the Company has previously paid the fee due under Section 6.07 and (vii) the Company Board concurrently approves a definitive agreement providing for the implementation of such Superior Company Proposal.

IX. General Provisions

9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	if to Parent or Sub, to

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attention: Christopher Minnetian, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Peter S. Wilson, Esq.

(b)	if to the Company, to

The Reader’s Digest Association, Inc.
Roaring Brook Road
Pleasantville, NY 10570
Attention: General Counsel

with a copy to:

Jones Day 222 East 41st Street
New York, NY 10017
Attention: Jere R. Thomson, Esq.
Marilyn W. Sonnie, Esq.

9.03. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) A “Company Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company, other than any event, change, effect, development, condition or occurrence to the extent arising out of or relating to: (i) general economic conditions, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operate (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to companies operating in the industries in which the Company or the Company Subsidiaries operate, (iii) the public announcement of this Agreement and the Merger, (iv) any changes in Law or interpretation thereof or (v) any changes in GAAP or interpretation thereof.

(c) “Company Subsidiary” means each Subsidiary of the Company.

(d) “Knowledge” means, with respect to the Company, the knowledge of any of the officers of the Company who have been designated by the Board of Directors of the Company as officers for purposes of Section 16 of the Exchange Act and the rules promulgated thereunder

(e) “Material Company Subsidiary” means those Company Subsidiaries that meet the “Collateral Requirement” test under the Company’s Five-Year Revolving Credit Agreement, dated as of April 14, 2005, among the Company, certain Company Subsidiaries and the lenders party thereto, as amended by the amendments listed in Section 9.03(e) of the Company Disclosure Letter, which Material Company Subsidiaries are listed in Section 9.03(e) of the Company Disclosure Letter.

(f) A “Parent Material Adverse Effect” means a material adverse effect on (i) the ability of Parent or Sub, as the case may be, to perform its obligations under this Agreement (including the ability of Parent and Sub to obtain the Financing) or (ii) the ability of Parent or Sub, as the case may be, to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be.

(g) A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(h) A “Subsidiary” of any Person means another Person (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) of which such first Person is, in the case of a partnership, the general partner or, in the case of a limited liability company, the managing member.

9.04. Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference will be to a Section or subsection, as applicable, of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party.

9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement.

9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Damages Contribution Agreement and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06 and 6.07(d), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

9.08. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable.

9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10. Enforcement. Subject to Section 6.07(d), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

DOCTOR ACQUISITION HOLDING CO.,

by	/s/ Christopher Minnetian
Name:	Christopher Minnetian
Title:	President

DOCTOR ACQUISITION CO.,

by	/s/ Christopher Minnetian
Name:	Christopher Minnetian
Title:	President

THE READER’S DIGEST ASSOCIATION, INC.

by	/s/ Eric W. Schrier
Name:	Eric W. Schrier
Title:	President

Exhibit A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is The Reader’s Digest Association, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is 391,000, of which 1,000 shares shall be Common Stock of the par value of One Dollar ($1.00) per share, 40,000 shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share, 120,000 shares shall be Second Preferred Stock of the par value of One Dollar ($1.00) per share and 230,000 shares shall be Third Subordinated Preferred Stock of the par value of One Dollar ($1.00) per share. The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of each such class of the capital stock of the Corporation are as follows:

(a) The holders of shares of Preferred Stock (sometimes called “First Preferred Stock”) shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue of such shares. Such dividends shall be cumulative, so that if dividends on all issued and outstanding shares of Preferred Stock (First Preferred Stock) at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Second Preferred Stock or the Third Subordinated Preferred Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment and before any Second Preferred Stock or any Third Subordinated Preferred Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

(b) After all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Second Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from

2

the date of issue. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Second Preferred Stock at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Third Subordinated Preferred Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment, and before any Third Subordinated Preferred Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

(c) After all dividends on the Second Preferred Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Third Subordinated Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Five Dollars ($5.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the record date, in the case of a stock dividend, and the date of issue in all other cases. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Third Subordinated Preferred Stock at the rate of Five Dollars ($5.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Common Stock shall be declared or paid upon or set apart for payment, and before any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

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(d) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Preferred Stock (First Preferred Stock) shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Preferred Stock together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Second Preferred Stock or the Third Subordinated Preferred Stock or the Common Stock and after the payment to the holders of the Preferred Stock (First Preferred) of the sums stated, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Second Preferred Stock and the Third Subordinated Preferred Stock and the Common Stock of the Corporation.

(e) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Second Preferred Stock shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Second Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Third Subordinated Preferred Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment to the holders of the Preferred Stock (First Preferred Stock) of

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the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in this subparagraph (e) the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Third Subordinated Preferred Stock and the Common Stock of the Corporation.

(f) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Third Subordinated Preferred Stock shall be entitled to receive and to be paid the sum of One Hundred Dollars ($100.00) for each share of such Third Subordinated Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) or Second Preferred Stock which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment to the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in subparagraph (e) and payment to the holders of the Third Subordinated Preferred Stock of the sums stated in subparagraph (f), the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Common Stock of the Corporation.

(g) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Preferred Stock (First Preferred Stock) at any time, or from time to time, at the redemption price of One

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Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption. In the event that less than all the issued and outstanding shares of Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with any amount equal to all unpaid accrued dividends thereon.

(h) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Second Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) are outstanding the Board of Directors may not redeem any shares of the Second Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the

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event that less than all the issued and outstanding shares of Second Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount equal to all unpaid accrued dividends thereon.

(i) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued or outstanding Third Subordinated Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) and the Second Preferred Stock are outstanding the Board of Directors may not redeem any shares of the Third Subordinated Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) and Second Preferred Stock for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Third Subordinated Preferred Stock are

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to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount of all unpaid accrued dividends thereon.

(j) Except as expressly otherwise provided by law, the holders of the Preferred Stock (First Preferred Stock) and the holders of the Second Preferred Stock and the holders of the Third Subordinated Preferred Stock shall not be entitled to vote at any meeting of the stockholders or to receive notice of such meeting.

(k) Subject to the rights and preferences of the First Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock, as set forth in paragraphs (a) through (j) of this Article IV, the Common Stock shall participate share and share alike in all dividends and distributions of assets upon liquidation or otherwise and the holders of the Common Stock of the Corporation shall have full voting power for all purposes, with each share of Common Stock entitled to one vote per share, save as otherwise required by law.

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(l) None of the holders of capital stock of any class shall be entitled as of right to purchase or subscribe for any unissued stock of the Corporation of any class or any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation, or any other securities convertible into or exchangeable for stock of the Corporation or carrying any right to purchase such stock.

ARTICLE V

The number of Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation. Any Director or the entire Board of Directors of the Corporation may be removed, with or without cause, at any time by the holders of a majority of the shares of Common Stock then entitled to vote at an election of Directors or by written consent of the stockholders.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of Directors of the Corporation need not be by written ballot.

ARTICLE VIII

A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under

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Title 8, Chapter 1 of the Delaware Code as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this paragraph shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation shall indemnify each officer and Director (and his heirs, successors and administrators) to the fullest extent permitted by law, subject to any limitations set forth in the By-Laws.

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